Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in the Registration Statement No. 333-193937 on Form S-8, of our report dated February 28, 2017, with respect to the audited consolidated financial statements of Trans-Pacific Aerospace Company, Inc. as of and for the years ended October 31, 2016 and 2015.

/s/ TAAD, LLP

Walnut, California

February 28, 2017